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                                                                     EXHIBIT 5.1

30 October 2002


Weatherford International Ltd.        DIRECT LINE: 441-299-4903
c/o Weatherford International, Inc.   E-MAIL:      KLMooney@cdp.bm
515 Post Oak Boulevard, Suite 600     OUR REF:     KLM/mra/324069/49066corpdocs.
Houston                               YOUR REF:
Texas 77027-3415
USA


Dear Sirs,

WEATHERFORD INTERNATIONAL LTD. (THE "COMPANY")

We have acted as special legal counsel in Bermuda to the Company in connection with a registration statement on form S-3 (the "Registration Statement", which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) filed with the U.S. Securities and Exchange Commission (the "Commission") on 30 October 2002 relating to the registration under the U.S. Securities Act of 1933, as amended, (the "Securities Act") of an aggregate of up to 370,155 common shares, par value US$1.00 per share all of which are being offered by certain selling shareholders of the Company (the "Selling Shareholders") (the "Common Shares").

For the purposes of giving this opinion, we have examined a copy of the Registration Statement and a copy of an asset purchase agreement (the "Agreement", which term does not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) between Clearwater, Inc., Transit Energy Systems, Inc., Clearwater Specialty Chemical Company, PriTech International, Inc., CWI International, Inc. ("CWI"), the shareholders of CWI, Clearwater International, L.L.C. and the Company dated 23 October 2002 relating to the acquisition of certain properties and assets in exchange for, inter alia, the issuance of the Common Shares. The Registration Statement and the Agreement, as defined herein, are herein sometimes collectively referred to as the "Documents".

We have also reviewed the memorandum of association and the bye-laws of the Company, each certified by the Assistant Secretary of the Company on 23 October 2002, a copy of unanimous written resolutions of its members dated 10 May 2002 (the "Members Resolutions"), a copy of unanimous written resolutions of the directors of the Company dated 8 May 2002 and certified extracts of resolutions passed at a meeting of the board of directors of the Company held on 5 September 2002 (the "Directors Resolutions" and, together with the Members Resolutions, the


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"Resolutions") and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) that where a document has been examined by us in draft form, it will be or has been executed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention, (c) the accuracy and completeness of all factual representations made in the Documents and other documents reviewed by us, (d) that the Resolutions remain in full force and effect and have not been rescinded or amended, (e) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein, (f) the validity and binding effect under the laws of the State of Texas of the Agreement in accordance with its terms, (g) that the price at which the Common Shares were issued was not less than U.S.$1.00 and was paid to the Company in respect of all such Common Shares upon issuance thereof.

The opinion expressed in paragraph 2 below is based solely upon a review of the register of members of the Company dated as of 25 October 2002 and certified by the Secretary of the Company as of 29 October 2002.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is addressed to the Company solely for the benefit of the Company and for the purpose of the registration of the Common Shares as described in the Documents and is neither to be transmitted to any other person, or relied upon by any other person or for any other purpose nor quoted nor referred to in any public document nor filed with any governmental agency or person without our prior written consent.

On the basis of and subject to the foregoing, we are of the opinion that:

1. The Company is duly incorporated and existing under the laws of Bermuda in good standing (meaning solely that it has not failed to make any filing with any Bermuda government authority or to pay any Bermuda government fees or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).

2. The Common Shares are validly issued, fully paid and non-assessable (which expression means that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the caption "Legal Matters" in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are within the


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category of persons whose consent is required under Section 7 of the Securities
Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully
CONYERS DILL & PEARMAN